Exhibit 99

Snap-on Announces First Quarter 2009 Results

EPS of $0.60 for the first quarter 2009;
Global recession and general uncertainty cause expected lower sales and earnings;
Continues planned expansion efforts in emerging-growth markets

KENOSHA, Wis.--(BUSINESS WIRE)--April 22, 2009--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced operating results for the first quarter of 2009.

  Net sales of $572.6 million in the quarter declined 20.6% from 2008 levels; down 13.1% excluding foreign currency translation.
  Operating earnings of $64.3 million in the quarter decreased $28.9 million from 2008 levels. Foreign currency impacts reduced 2009 operating earnings by $11.0 million. As a percentage of revenues, operating earnings were 10.9% as compared with 12.5% last year.
  Net earnings attributable to Snap-on of $34.8 million, or $0.60 per diluted share, compared with $56.6 million, or $0.97 per diluted share, in 2008.

“Continuing difficult economic conditions further weakened customer demand in the first quarter,” said Nick Pinchuk, Snap-on president and chief executive officer. “In light of these challenges we increased our focus on rapid continuous improvement, sourcing and other cost reduction initiatives. At the same time, we moved forward during the quarter with our strategic growth investments and with our most important value creation initiatives, such as product innovation. I thank our franchisees and associates worldwide for their continuing confidence and contributions during these challenging times.”

Commercial & Industrial Group segment sales of $259.8 million in the quarter declined $96.9 million, or 27.2%, from 2008 levels. Excluding $33.6 million of unfavorable currency translation, year-over-year sales declined 17.7% principally due to continued lower sales of professional tools in Europe and decreased sales of equipment worldwide.

Operating earnings of $18.0 million in the quarter declined $20.2 million from prior-year levels primarily due to the lower sales volumes, including the costs to carry manufacturing capacity, and $3.9 million of unfavorable currency translation. These declines in year-over-year operating earnings were partially offset by $6.6 million of savings from ongoing efficiency, productivity and other cost reduction (collectively “Rapid Continuous Improvement” or “RCI”) initiatives.

Snap-on Tools Group segment sales of $242.4 million in the quarter declined $46.9 million, or 16.2%, from 2008 levels; excluding $15.9 million of unfavorable currency translation, organic sales declined 10.7%. The year-over-year sales decline is primarily due to the continued challenging sales environment, particularly for sales of larger-price items.

Operating earnings of $21.1 million in the quarter declined $13.3 million from 2008 levels primarily due to the lower sales volumes, including the costs to carry manufacturing capacity, and unfavorable currency movement. The stronger U.S. dollar decreased international margins on U.S. sourced product by $5.3 million and currency translation further reduced operating earnings by $2.4 million. These declines in year-over-year operating earnings were partially offset by $6.5 million of savings from RCI initiatives.

Diagnostics & Information Group segment sales of $132.5 million in the quarter declined $22.5 million, or 14.5%, from 2008 levels. Excluding $6.7 million of unfavorable currency translation, year-over-year sales declined 10.2% as higher volumes of diagnostics products in Europe and increased sales of Mitchell1™ information products were more than offset by lower essential tool and facilitation program sales to Original Equipment Manufacturer (OEM) dealerships and by lower volumes of diagnostics products in North America.

Operating earnings of $25.7 million in the quarter increased $5.3 million, or 26.0%, over 2008 levels primarily due to $5.1 million of savings from ongoing RCI initiatives and $1.8 million of lower restructuring costs. These improvements to year-over-year operating earnings were partially offset by the lower sales and by $1.9 million of increased software development costs.

Financial Services operating income of $10.0 million in the quarter declined $2.8 million from 2008 levels primarily due to lower levels of originations partially offset by contributions from lower market discount rates.

Corporate expenses of $10.5 million in the quarter declined $2.1 million from prior-year levels primarily due to lower performance-based and stock-based incentive compensation expense partially offset by $3.0 million of expected higher pension expense.

Outlook

As expected, the difficulties posed by the global economy increased significantly during the first quarter, further challenging Snap-on’s sales of big-ticket items, such as tool storage and undercar equipment, and these difficult economic conditions further extended across more industries and geographies. Slowdowns in the economies of Europe deepened, particularly in Southern Europe, further impacting volume at the company’s European-based tools business. In the near term, Snap-on anticipates no change in this environment and, as a result, expects sales and earnings in the second quarter of 2009 to be down year over year.

Snap-on is continuously responding to the global macroeconomic challenges by furthering its RCI and cost reduction initiatives. Snap-on recorded $2.0 million of restructuring costs in the first quarter of 2009 and now anticipates that full-year 2009 restructuring costs will be in a range of $14 million to $18 million, up from the previously communicated $12 million to $16 million. Snap-on expects restructuring costs in the second quarter of 2009 to approximate $8 million to $10 million. Snap-on is also continuing a number of its planned growth investments, including further expansion of its manufacturing capacity in China and in Eastern Europe. Capital expenditures for full-year 2009 are expected to be in a range of $60 million to $70 million, down from the previously communicated $75 million to $80 million.

The company continues to expect approximately $3.0 million per quarter of higher year-over-year pension expense in 2009 due to declines in pension asset values. In the first quarter, foreign currency effects reduced operating earnings by $11.0 million on a year-over-year basis which, at current exchange rates, could similarly impact second quarter year-over-year comparisons. Snap-on anticipates that its full-year 2009 effective income tax rate on earnings before equity earnings will approximate 33.4%.

In 2009, Snap-on will continue to aggressively manage the balance between investing and capturing strategic growth opportunities with the need for cost reduction actions beyond those already implemented; the current economic uncertainty makes it extremely difficult to presently predict this balance as the company continually adjusts to the challenging business environment.

Conference Call and Webcast April 22, 2009, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Wednesday, April 22, 2009, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.9 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which are incorporated herein by reference, weakness in the global economy, and the substantial weakness and uncertainty in the U.S. automotive industry. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Net sales	$572.6	$721.6
Cost of goods sold	(313.9)	(395.7)
Gross profit	258.7	325.9

Financial services revenue	20.0	25.4
Financial services expenses	(10.0)	(12.6)
Operating income from financial services	10.0	12.8

Operating expenses	(204.4)	(245.5)
Operating earnings	64.3	93.2

Interest expense	(8.6)	(9.5)
Other income (expense) - net	(0.3)	1.0
Earnings before income taxes and equity earnings	55.4	84.7
Income tax expense	(18.3)	(28.3)
Net earnings before equity earnings	37.1	56.4
Equity earnings, net of tax	0.1	1.3
Net earnings	37.2	57.7
Net earnings attributable to noncontrolling interests	(2.4)	(1.1)
Net earnings attributable to Snap-on Incorporated	$34.8	$56.6

Net earnings per share attributable to Snap-on Incorporated:
Basic	$0.61	$0.98
Diluted	0.60	0.97

Weighted-average shares outstanding:
Basic	57.5	57.5
Effect of dilutive options	0.3	0.7
Diluted	57.8	58.2

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Net sales:
Commercial & Industrial Group	$259.8	$356.7
Snap-on Tools Group	242.4	289.3
Diagnostics & Information Group	132.5	155.0
Segment net sales	634.7	801.0
Intersegment eliminations	(62.1)	(79.4)
Total net sales	$572.6	$721.6
Financial Services revenue	20.0	25.4
Total revenues	$592.6	$747.0

Operating earnings:
Commercial & Industrial Group	$18.0	$38.2
Snap-on Tools Group	21.1	34.4
Diagnostics & Information Group	25.7	20.4
Financial Services	10.0	12.8
Segment operating earnings	74.8	105.8
Corporate	(10.5)	(12.6)
Operating earnings	$64.3	$93.2
Interest expense	(8.6)	(9.5)
Other income (expense) - net	(0.3)	1.0
Earnings before income taxes and equity earnings	$55.4	$84.7

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	April 4,	January 3,
	2009	2009

Assets
Cash and cash equivalents	$400.7	$115.8
Accounts receivable - net of allowances	478.3	522.1
Inventories - net	340.7	359.2
Deferred income tax assets	56.5	64.1
Prepaid expenses and other assets	80.2	79.5
Total current assets	1,356.4	1,140.7

Property and equipment - net	321.5	327.8
Deferred income tax assets	70.5	77.2
Goodwill	781.3	801.8
Other intangibles - net	213.2	218.3
Other assets	133.9	144.5
Total Assets	$2,876.8	$2,710.3

Liabilities and Shareholders' Equity
Accounts payable	$119.0	$126.0
Notes payable and current maturities of long-term debt	164.1	12.0
Accrued benefits	40.6	41.7
Accrued compensation	44.0	78.3
Franchisee deposits	43.1	46.9
Deferred subscription revenue	23.8	22.3
Income taxes	7.8	15.4
Other accrued liabilities	161.5	204.9
Total current liabilities	603.9	547.5

Long-term debt	652.9	503.4
Deferred income tax liabilities	94.1	95.0
Retiree health care benefits	56.8	57.5
Pension liabilities	208.1	209.1
Other long-term liabilities	87.3	93.3
Total Liabilities	1,703.1	1,505.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Incorporated:
Common stock	67.2	67.2
Additional paid-in capital	156.6	155.5
Retained earnings	1,481.1	1,463.7
Accumulated other comprehensive income (loss)	(158.0)	(106.5)
Treasury stock at cost	(393.3)	(393.4)
Total Shareholders' Equity attributable to Snap-on Incorporated	1,153.6	1,186.5
Noncontrolling interests	20.1	18.0
Total Shareholders' Equity	1,173.7	1,204.5
Total Liabilities and Shareholders' Equity	$2,876.8	$2,710.3

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Operating activities
Net earnings	$37.2	$57.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.0	12.0
Amortization of other intangibles	6.1	5.7
Stock-based compensation expense	-	3.7
Excess tax benefits from stock-based compensation	-	(2.8)
Deferred income tax provision	14.6	15.3
Loss (gain) on sale of assets	0.1	(0.2)
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	27.2	(14.1)
(Increase) decrease in inventories	7.4	(11.2)
(Increase) decrease in prepaid and other assets	(8.0)	13.1
Increase (decrease) in accounts payable	(4.2)	19.9
Increase (decrease) in accruals and other liabilities	(77.7)	(24.7)
Net cash provided by operating activities	14.7	74.4

Investing activities
Capital expenditures	(14.1)	(15.4)
Acquisition of business – net of cash acquired	-	(13.4)
Proceeds from disposal of property and equipment	0.2	0.9
Other	2.9	(0.8)
Net cash used by investing activities	(11.0)	(28.7)

Financing activities
Proceeds from issuance of long-term debt	297.7	-
Net increase (decrease) in short-term borrowings	2.3	(2.0)
Purchase of treasury stock	-	(20.8)
Proceeds from stock purchase and option plans	0.1	11.2
Cash dividends paid	(17.4)	(17.5)
Excess tax benefits from stock-based compensation	-	2.8
Other	(0.2)	(0.2)
Net cash provided (used) by financing activities	282.5	(26.5)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	2.1
Increase in cash and cash equivalents	284.9	21.3

Cash and cash equivalents at beginning of year	115.8	93.0
Cash and cash equivalents at end of period	$400.7	$114.3

Supplemental cash flow disclosures
Cash paid for interest	$(12.4)	$(14.8)
Net cash paid for income taxes	(10.6)	(9.8)

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561